Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 30, 2007

3NC6 Month Callable Fixed Rate Note
Final Terms and Conditions

Issuer:			Toyota Motor Credit Corporation
Issue Type:		U.S. MTN

Principal Amount:	$30,000,000
			(may be increased prior to Issue Date)

CUSIP:			89233PN77

Trade Date:	November 30, 2007
Issue Date:	December 6, 2007
Maturity Date:	December 6, 2010

Issue Price:	100.0%
Re-Offer Price:	100.0%
Proceeds:	100.0%. The Underwriter or its
			affiliate will enter into swap
			transactions with the Issuer to hedge
			the Issuer's obligations under the Notes.

Interest Rate:		4.30% per annum
Interest Payment Dates:	Semi-annually on each June 6 and
			December 6, commencing June 6, 2008

Issuer's Call Option:	Callable in whole but not in part,
			at par, on any Interest Payment Date
			commencing on June 6, 2008, provided
			that the Issuer gives 10 calendar days'
			notice

Underwriter:		Merrill Lynch, Pierce, Fenner & Smith Incorporated

Business Day:			New York
Business Day Convention:	Following, unadjusted
Day Count Convention:		30/360

Denomination:	$100,000 by $1,000
Form of Note:	Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission
(SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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